                                                                 Exhibit 4(eeee)

                                  AMENDMENT TO

                              JANUS ADVISER SERIES

                          INVESTMENT ADVISORY AGREEMENT

                      JANUS ADVISER RISK-MANAGED VALUE FUND

         THIS AMENDMENT is made this 28th day of February, 2006, between JANUS ADVISER SERIES, a Delaware statutory trust (the "Trust"), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM").

                                   WITNESSETH

         WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Janus Adviser Risk-Managed Value Fund (the "Fund"), dated December 30, 2005 (the "Agreement");

         WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

         WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act")) of any party to the Agreement, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

         WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

         WHEREAS, the name of Janus Adviser Risk-Managed Value Fund has been changed to Janus Adviser INTECH Risk-Managed Value Fund;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

         1. All references to "Janus Adviser Risk-Managed Value Fund" shall be replaced with "Janus Adviser INTECH Risk-Managed Value Fund."

         2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

         3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.


                                      JANUS CAPITAL MANAGEMENT LLC


                                      By: /s/ David R. Martin
                                          --------------------------------------
                                          David R. Martin
                                          Chief Financial Officer and
                                          Executive Vice President



                                      JANUS ADVISER SERIES



                                      By: /s/ Kelley Abbott Howes
                                          --------------------------------------
                                          Kelley Abbott Howes
                                          President and Chief Executive Officer